Exhibit 99.2

FOR RELEASE	Contacts:
	(Analysts) Kevin Kalicak	(407) 245-5870
	(Media) Rich Jeffers	(407) 245-4189

DARDEN RESTAURANTS ANNOUNCES STRATEGIC REAL ESTATE PLAN:
INTENDS TO PURSUE A REIT SEPARATION, CONTINUED SALE LEASEBACKS OF SELECT RESTAURANT PROPERTIES AND THE SALE LEASEBACK OF RESTAURANT SUPPORT CENTER

ORLANDO, Fla., June 23, 2015 – Darden Restaurants, Inc. (NYSE: DRI) announced today that its Board of Directors approved a strategic real estate plan to pursue a separation of a portion of the Company’s real estate assets. The separation would be achieved through a combination of selected sale leaseback transactions and the transfer of a portion of its remaining real estate assets to a new real estate investment trust (“REIT”) that will be separated by a spin-off, split-off or similar transaction, resulting in the REIT becoming an independent, publicly-traded company (the “REIT Transaction”).

The Company’s Board reached this decision after considering various strategic alternatives resulting from the extensive real estate evaluation process Darden conducted, along with the support of its legal and financial advisors. This evaluation included asset suitability screening, market rent analysis on a property-by-property basis and prospective portfolio quality and diversification analysis.

“This strategic real estate plan is the result of a comprehensive review of alternatives to best take advantage of our real estate portfolio,” said CEO Gene Lee. “While a significant amount of work remains in order to proceed with the REIT Transaction, we believe this plan will result in a more optimized capital structure and will create long-term shareholder value. We appreciate the valuation differential between restaurant and real estate companies and are excited to create a new company, which we believe will unlock current value while growing through acquisitions of other properties.

“Importantly, we expect this real estate plan to create minimal distraction for team members in our restaurants and have no impact on guests or the recent improvements we have been making in our day-to-day operations,” concluded Mr. Lee.

Strategic Real Estate Plan Details and Rationale
Under the plan being pursued, Darden will transfer approximately 430 of its owned restaurant properties to the REIT, with substantially all of the REIT’s initial assets being leased back to Darden. The leases are expected to have attractive rent coverage ratios, fixed rent escalations and multiple renewal options at Darden's discretion. The potential REIT would be well positioned to expand through real estate acquisitions of other businesses.

In addition, the Company has been marketing selected properties for individual sale leasebacks. To date, the company has listed 75 properties, and over 30 of these properties have been sold or are under contract. The Company expects an average cash capitalization rate of approximately 5.5% for all 75 properties, and expects to close most of these transactions by the end of August. In addition, the Company is seeking to sell and lease back its Orlando Restaurant Support Center property and buildings under a long-term contract with multiple renewal options at the Company’s discretion.

After receiving proceeds from the completion of the strategic real estate plan, the Company expects to retire approximately $1 billion of its debt over time and maintain its investment grade credit profile.
Additional Details about the REIT Transaction
While Darden has conducted substantial analysis of the feasibility of implementing the REIT Transaction, a significant amount of work remains and there can be no assurance the Company will be able to successfully complete the transaction and establish a REIT. Below is an outline of key process milestones, as well as a preliminary execution timetable and financial information related to the REIT Transaction.

•	Satisfaction of various tax conditions

•	Identification and appointment of REIT leadership

•	Negotiation and execution of leases between the REIT and Darden, as well as other separation arrangements

•	Securities and Exchange Commission (“SEC”) filings related to the REIT Transaction

•	Debt financing transactions required to finalize the capitalization of the REIT and Darden

The Company currently expects to complete the REIT Transaction by the end of calendar 2015, after which the election to be treated as a REIT for U.S. federal income tax purposes would be made effective January 1, 2016. Following the election of REIT status, the REIT will be required to distribute the earnings and profits allocated to it from the Company and earnings and profits generated in the taxable year ending December 31, 2015. The dividend will be paid in a combination of cash and REIT stock, which Darden expects will consist of approximately 20% cash and 80% REIT stock. In addition, going forward, Darden expects that the REIT will distribute at least 90% of its annual taxable income as dividends. The spin-off transaction is expected to be tax-free to Darden’s shareholders, except for any cash paid in lieu of fractional shares.
JP Morgan and Moelis & Co. are serving as financial advisors to the Company in the transaction. Skadden, Arps, Slate, Meagher & Flom LLP is serving as legal advisor to the Company.

Temporary REIT Protection Shareholder Rights Plan
In order to preserve the Company's ability to effect a pro rata dividend of the REIT shares in connection with the proposed REIT Transaction, the Company's Board adopted a short-term shareholder rights plan (the “Rights Plan”) to deter any person from acquiring ownership of more than 9.8% of the Company’s outstanding common stock during the period leading up to the REIT Transaction.

Although the Company terminated its prior rights plan last November, the new rights plan is designed for the limited purpose of accomplishing the REIT Transaction, and is narrowly tailored for that purpose even in contrast to other rights plans adopted in connection with REIT transactions. The Rights Plan will expire upon the earliest of (i) June 23, 2016, (ii) the first business day after the closing of the proposed REIT Transaction, or (iii) the time at which the Rights are redeemed or exchanged under the Rights Plan. Under the Rights Plan, any person or group that acquires beneficial ownership of 9.8% or more of the Company's common stock without Board approval would be subject to significant dilution. However, the Rights Plan will not prohibit tender or exchange offers for all of the stock of the Company, as if no rights plan existed.

Investor Conference Call
The Company will host a conference call and slide presentation on Tuesday, June 23 at 8:30 am ET to review its recent financial performance, fiscal 2016 outlook and strategic real estate plan. The conference call will be broadcast live over the Internet. To listen to the call live, please go to http://www.videonewswire.com/event.asp?id=102509 at least fifteen minutes early to register, download, and install any necessary audio software. For those who cannot access the Internet, please dial 1-888-469-3011 and enter passcode 5957110. For those who cannot listen to the live broadcast, a replay will be available shortly after the call. In addition, at the conclusion of the call, we will post a supplemental presentation on the Investors section of our website at: www.darden.com that will be referred to during prepared remarks.

About Darden
Darden Restaurants, Inc., (NYSE: DRI) owns and operates more than 1,500 restaurants that generate $6.8 billion in annual sales. Headquartered in Orlando, Florida, and employing 150,000 people, Darden is recognized for a culture that rewards caring for and responding to people. Our restaurant brands –Olive Garden, LongHorn Steakhouse, Bahama Breeze, Seasons 52, The Capital Grille, Eddie V’s and Yard House – reflect the rich diversity of those who dine with us. Our brands are built on deep insights into what our guests want. For more information, please visit www.darden.com.

Information about Forward-Looking Statements
Forward-looking statements in this communication regarding the REIT transaction and all other statements that are not historical facts, including without limitation statements concerning our future economic performance, are made under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Any forward-looking statements speak only as of the date on which such statements are first made, and we undertake no obligation to update such statements to reflect events or circumstances arising after such date. We wish to caution investors not to place undue reliance on any such forward-looking statements. By their nature, forward-looking statements involve risks and uncertainties that could cause actual results to materially differ from those anticipated in the statements. The most significant of these uncertainties are described in Darden's Form 10-K, Form 10-Q and Form 8-K reports. These risks and uncertainties include the ability to achieve Darden's strategic plan to enhance shareholder value, food safety and food-borne illness concerns, litigation, unfavorable publicity, risks relating to public policy changes and federal, state and local regulation of our business, labor and insurance costs, technology failures including failure to maintain a secure cyber network, failure to execute a business continuity plan following a disaster, health concerns including virus outbreaks, intense competition, failure to drive sales growth, our plans to expand our smaller brands Bahama Breeze, Seasons 52 and Eddie V's, higher-than-anticipated costs to open, close, relocate or remodel restaurants, a failure to execute innovative marketing tactics, a failure to develop and recruit effective leaders, a failure to address cost pressures, shortages or interruptions in the delivery of food and other products and services, adverse weather conditions and natural disasters, volatility in the market value of derivatives, economic factors specific to the restaurant industry and general macroeconomic factors including interest rates, disruptions in the financial markets, risks of doing business with franchisees and vendors in foreign markets, failure to protect our intellectual property, impairment in the carrying value of our goodwill or other intangible assets, an inability or failure to manage the accelerated impact of social media and other factors and uncertainties discussed from time to time in reports filed by Darden with the SEC.
There is no assurance that the REIT Transaction will be completed, and there are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements made herein relating to the REIT Transaction. These risks and uncertainties include:

•
there are a number of implementation and operational complexities to address as the Company executes the REIT Transaction, including the related internal reorganizations. The Company can provide no assurance as to whether it will be able to separate its real estate assets into a REIT;

•	the ability and timing of the Company to obtain required regulatory approvals regarding the REIT Transaction;

•
satisfaction of REIT qualification which involves the application of highly technical and complex provisions of the Internal Revenue Code of 1986, as amended, as well as various factual determinations not entirely within the Company's control;

•
changes in legislation, the Treasury regulations, or Internal Revenue Service interpretations can adversely impact the Company's ability to separate its real estate assets into a REIT or the benefits of being a REIT;

•	the ability and timing of the Company to complete financings and/or refinancings related to the REIT Transaction on acceptable terms or at all;

•	the Company and the REIT may not be able to conduct and expand their respective businesses following the proposed REIT Transaction due to circumstances beyond their control;

•
while the Company currently intends to take the steps necessary to separate its real estate assets into a REIT, there could be changes in legal, regulatory, market and other circumstances such that the Company can give no assurances that the Board will continue to pursue the REIT Transaction. The Company will have the right to terminate the transaction, even if all of the conditions have been satisfied, if the board of directors of the Company determines, in its sole and absolute discretion, that the REIT transaction is not in the best interests of the Company and its shareholders or that market conditions or other circumstances are such that the REIT transaction is no longer advisable at that time;

•
the Company has considered a variety of strategies, including alternative financing, capital and tax strategies, designed to maximize long-term shareholder value, but there can be no assurances that the REIT Transaction will be the most beneficial alternative considered; and

•	other risks, including those as may be detailed from time to time in the Company's and/or the REIT’s filings with the SEC.